For Immediate Release

Contacts:

Tracy Staniland	Peter Cauley	Stephen Greene
Director of Marketing	Chief Financial Officer	Brodeur Worldwide
DataMirror Corporation	DataMirror Corporation	617-587-2872
905-415-0310 ext. 274	905-415-0310 ext. 271	sgreene@brodeur.com
tstaniland@datamirror.com	pcauley@datamirror.com

DataMirror Removes Integration and Resiliency Hurdles

for Financial Services Firms

Adoption of LiveBusiness™ Real-time Solutions Growing in Financial Services

TORONTO, CANADA – (December 10th, 2002) – DataMirror (Nasdaq: DMCX; TSX: DMC), the leading provider of enterprise application integration and resiliency solutions, today announced that a growing number of financial services and insurance companies worldwide have recently implemented its LiveBusiness solutions to integrate, protect and monitor their data assets in real-time. Customers include: AmerUs Life Insurance Company, Coopeservidores, Ethical Funds®, Equifax, The Gray Insurance Company, Lloyds Bank, Midstates Corporate Federal Credit Union and Motor Club of America Insurance Company.

DataMirror’s LiveIntegration™ solution helps financial services companies preserve their investment in legacy and operational systems without requiring costly re-engineering, lengthy implementation time or development resources to link various incompatible systems together. LiveIntegration also enables firms to achieve a rapid return on investment from mergers and acquisitions by accelerating the integration of acquired systems and data into their existing infrastructure and providing a total 360-degree view of the newly formed business. The complementary DataMirror LiveResiliency™ solution enables operational and customer-facing systems to be thoroughly backed up and resilient around the clock—a critical success factor for firms that have investment offices around the globe and are 24/7 operations.

“Financial services companies continue to invest heavily in solutions that allow them to use existing technologies smarter and differentiate themselves in an increasing crowded and competitive market,” said Nigel Stokes, CEO, DataMirror. “DataMirror solutions enable firms in the financial services sector to accelerate data and application integration, enhance financial accountability and protect their infrastructure from downtime or disaster.”

Integration and Resiliency—The Industry’s Top Priorities

CIOs and business leaders within financial organizations routinely cite data integration and high availability/disaster recovery among their top business concerns. The industry continues to experience a wave of mergers and acquisitions which often result in mixed-system computing environments and lead to considerable integration headaches for IT departments. Real-time data integration solutions help ensure the success of M&A activities by accelerating the integration of critical customer and financial data from heterogeneous data sources. Accelerating information flow across the organization also enables companies to tailor new product offers and new levels of customer service. Financial services companies and federal regulators alike also recognize the importance of disaster recovery planning and high availability to help safeguard financial infrastructures. Firms continue to invest heavily in high availability solutions that help ensure the resiliency and recoverability of critical financial data.

About DataMirror

DataMirror (Nasdaq: DMCX; TSX: DMC), a leading provider of enterprise application integration and resiliency software, gives companies the power to manage, monitor and protect their corporate data in real-time. DataMirror’s comprehensive family of LiveBusiness™ solutions enables customers to easily and cost-effectively capture, transform and flow data throughout the enterprise. DataMirror unlocks the experience of now™ by providing the instant data access, integration and availability companies require today across all computers in their business.

1,700 companies have gone live with DataMirror software including Debenhams, Energis, GMAC Commercial Mortgage, the London Stock Exchange, OshKosh B’Gosh, Priority Health, Tiffany & Co., and Union Pacific Railroad. DataMirror is headquartered in Toronto, Canada, and has offices around the globe. For more information, visit www.datamirror.com.

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"Safe Harbour" Statement under the United States Private Securities Litigation Reform Act of 1995:

Forward-looking statements in this press release, including statements regarding DataMirror Corporation's business which are not historical facts, are made pursuant to the "safe harbour" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements of plans, objectives, strategies and expectations. The words "anticipate", "believe", "estimate" and "expect" and similar expressions are intended to identify forward-looking statements. Numerous important factors affect DataMirror's operating results and could cause DataMirror's actual results to differ materially from the results indicated by this press release or by any forward-looking statements made by, or on behalf of, DataMirror, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: the difficulty of developing, marketing and selling new products successfully; variability of quarterly operating results; dependence upon on the continued growth and success of DataMirror's software products; competition; rapid technological change and new product introductions; dependence upon continued growth in the database and enterprise data integration markets; dependence upon relationships with complementary vendors and distribution channels; the ability to recruit and retain key personnel; risks of international operations, including currency exchange rate fluctuations and global economic conditions; possible software errors or defects; possible infringement claims by third parties; and other factors discussed in the Company's Annual Information Form and other periodic filings with the United States Securities and Exchange Commission and other regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those indicated in any forward-looking statements. The Company disclaims and does not assume any obligation to update these forward-looking statements.

Copyright 2002 DataMirror Corporation. All rights reserved. DataMirror, LiveBusiness, LiveIntegration, LiveResiliency and The experience of now are trademarks or registered trademarks of DataMirror Corporation. All other brand or product names are trademarks or registered trademarks of their respective companies.